Exhibit 99.1

INDEPENDENT AUDITOR REPORT

To Management of Orbitz Worldwide, Inc.
Chicago, Illinois
We have audited the accompanying consolidated financial statements of Orbitz Worldwide, Inc. and subsidiaries (the "Company"), which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orbitz Worldwide, Inc. and subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
March 9, 2015 (September 20, 2016, as to Note 20)

ORBITZ WORLDWIDE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share data)

Year Ended December 31,
2014
Net revenue	$932,007
Cost and expenses:
Cost of revenue	179,774
Selling, general and administrative	278,202
Marketing	334,472
Depreciation and amortization	57,549
Impairment of goodwill and intangible assets	—
Impairment of property and equipment and other assets	—
Total operating expenses	849,997
Operating income/(loss)	82,010
Other expense:
Net interest expense	(35,212)
Other expense	(2,237)
Total other expense	(37,449)
Income/(loss) before income taxes	44,561
Provision/(benefit) for income taxes	27,281
Net income/(loss)	$17,280

Net income/(loss) per share - basic:
Net income/(loss) per share	$0.16
Weighted-average shares outstanding	110,537,992

Net income/(loss) per share - diluted:
Net income/(loss) per share	$0.15
Weighted-average shares outstanding	114,344,440

See Notes to Consolidated Financial Statements

ORBITZ WORLDWIDE, INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME/(LOSS)
(in thousands)

Year Ended December 31,
2014
Net income/(loss)	$17,280
Other comprehensive income/(loss):
Currency translation adjustment	6,650
Unrealized gain/(loss) on floating to fixed interest rate swaps (net of tax of $0)	—
Other comprehensive income/(loss)	6,650
Comprehensive income/(loss)	$23,930

See Notes to Consolidated Financial Statements

ORBITZ WORLDWIDE, INC.
CONSOLIDATED BALANCE SHEET
(in thousands, except share data)

December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$188,482
Accounts receivable (net of allowance for doubtful accounts of $1,541)	117,440
Prepaid expenses	10,039
Due from Travelport, net	15,511
Other current assets	17,560
Total current assets	349,032
Property and equipment (net of accumulated depreciation of $302,031)	111,832
Goodwill	351,098
Trademarks and trade names	89,890
Other intangible assets, net	1,300
Deferred income taxes, non-current	135,807
Restricted cash	97,810
Other non-current assets	39,200
Total Assets	$1,175,969
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,954
Accrued merchant payable	366,062
Accrued expenses	158,754
Deferred income	40,816
Term loan, current	25,871
Other current liabilities	1,544
Total current liabilities	607,001
Term loan, non-current	421,879
Tax sharing liability	61,289
Other non-current liabilities	14,702
Total Liabilities	1,104,871
Commitments and contingencies (see Note 9)
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 110,758,513 shares issued	1,107
Treasury stock, at cost, 25,237 shares held	(52)
Additional paid-in capital	1,060,636
Accumulated deficit	(1,000,259)
Accumulated other comprehensive income	9,666
Total Shareholders’ Equity	71,098
Total Liabilities and Shareholders’ Equity	$1,175,969

See Notes to Consolidated Financial Statements

ORBITZ WORLDWIDE, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

Year Ended December 31,
2014
Operating activities:
Net income/(loss)	$17,280
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	57,549
Amortization of unfavorable contract liability	(325)
Non-cash net interest expense	11,193
Deferred income taxes	25,234
Stock compensation	12,196
Changes in assets and liabilities:
Accounts receivable	(38,588)
Due from Travelport, net	(3,285)
Accounts payable, accrued expenses and other current liabilities	16,489
Accrued merchant payable	34,636
Deferred income	1,238
Other	15,882
Net cash provided by operating activities	149,499
Investing activities:
Property and equipment additions	(51,131)
Acquisitions, net of cash acquired	(10,000)
Changes in restricted cash	17,344
Net cash used in investing activities	(43,787)
Financing activities:
Payments on and retirement of term loans	(445,500)
Issuance of long-term debt, net of issuance costs	443,256
Employee tax withholdings related to net share settlements of equity-based awards	(7,217)
Proceeds from exercise of employee stock options	467
Payments on tax sharing liability	(14,375)
Net cash used in financing activities	(23,369)
Effects of changes in exchange rates on cash and cash equivalents	(11,246)
Net increase/(decrease) in cash and cash equivalents	71,097
Cash and cash equivalents at beginning of year	117,385
Cash and cash equivalents at end of year	$188,482

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENT OF CASH FLOWS (continued)
(in thousands)

Year Ended December 31,
2014
Supplemental disclosure of cash flow information:
Income tax payments, net	$3,231
Cash interest payments	$24,394
Non-cash investing activity:
Capital expenditures incurred not yet paid	$3,281

See Notes to Consolidated Financial Statements

ORBITZ WORLDWIDE, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY/(DEFICIT)
(in thousands, except share data)

							Accumulated Other Comprehensive Income/(Loss)
	Common Stock		Treasury Stock		Additional Paid in Capital	Accumulated Deficit	Interest Rate Swaps	Foreign Currency Translation	Total Shareholders’ Equity/ (Deficit)
	Shares	Amount	Shares	Amount
Balance at January 1, 2014	108,397,627	$1,084	(25,237)	$(52)	$1,055,213	$(1,017,539)	$—	$3,016	$41,722
Net income	—	—	—	—	—	17,280	—	—	17,280
Amortization of equity-based compensation awards granted to employees, net of shares withheld to satisfy employee tax withholding obligations upon vesting	—	—	—	—	4,979	—	—	—	4,979
Common shares issued upon vesting of restricted stock units	1,721,681	17	—	—	(17)	—	—	—	—
Common shares issued upon lapse of restrictions on deferred stock units	550,320	5	—	—	(5)	—	—	—	—
Common shares issued upon exercise of stock options	88,885	1	—	—	466	—	—	—	467
Other comprehensive income	—	—	—	—	—	—	—	6,650	6,650
Balance at December 31, 2014	110,758,513	$1,107	(25,237)	$(52)	$1,060,636	$(1,000,259)	$—	$9,666	$71,098

See Notes to Consolidated Financial Statements

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Basis of Presentation

Description of the Business

Orbitz, Inc. was established in early 2000 by American Airlines, Inc., Continental Airlines, Inc., Delta Air Lines, Inc., Northwest Airlines, Inc. and United Air Lines, Inc. (the “Founding Airlines”). In November 2004, Orbitz was acquired by Cendant Corporation (“Cendant”), whose online travel distribution businesses included the HotelClub and RatesToGo brands (collectively referred to as “HotelClub”) and the CheapTickets brand. In February 2005, Cendant acquired ebookers Limited, an international online travel brand which currently has operations in 8 countries throughout Europe (“ebookers”).

On August 23, 2006, Travelport Limited (“Travelport”), which consisted of Cendant’s travel distribution services businesses, including the businesses that currently comprise Orbitz Worldwide, Inc., was acquired by affiliates of The Blackstone Group and Technology Crossover Ventures.

Orbitz Worldwide, Inc. was incorporated in Delaware on June 18, 2007 and was formed to be the parent company of the business-to-consumer travel businesses of Travelport, including Orbitz.com, ebookers and HotelClub and the related subsidiaries and affiliates of those businesses. We are the registrant as a result of the completion of the initial public offering (the “IPO”) of 34.4 million shares of our common stock on July 25, 2007. On April 15, 2013, following the completion of the Travelport refinancing plan, Orbitz Worldwide, Inc. is no longer a “controlled company” as defined in Section 303A of the New York Stock Exchange listing rules. In the second quarter and early third quarter of 2014, Travelport sold approximately 47.7 million shares, and after its secondary stock offering on July 22, 2014, is no longer considered a related party. At December 31, 2014, Travelport and the investment funds that indirectly owned Travelport, beneficially owned approximately 1% of our outstanding common stock.

We are a global online travel company (“OTC”) that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products and services including hotels, flights, vacation packages, car rentals, cruises, rail tickets, travel insurance, destination services and event tickets. We provide our customers an easy-to-use booking experience across a wide variety of devices. Our global brand portfolio includes Orbitz.com and CheapTickets in the United States; ebookers in Europe; and HotelClub, which focuses on the Asia Pacific region. We also own and operate Orbitz for Business, which is a corporate travel management company, and the Orbitz Partner Network, which delivers private label travel solutions to a broad range of partners.

Basis of Presentation

The accompanying consolidated financial statements present the accounts of Orbitz.com, ebookers and HotelClub and the related subsidiaries and affiliates of those businesses, collectively doing business as Orbitz Worldwide, Inc. These entities became wholly-owned subsidiaries of ours as part of an intercompany restructuring that was completed on July 18, 2007 in connection with the IPO. Prior to the IPO, these entities had operated as indirect, wholly-owned subsidiaries of Travelport.

As further discussed in Note 18 - “Subsequent Events”, the Company entered into an agreement on February 12, 2015, that, if consummated, would result in the Company becoming an indirect wholly-owned subsidiary of Expedia, Inc. The accompanying consolidated financial statements do not reflect any effects that would result if the agreement is consummated.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”). All intercompany balances and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of our consolidated financial statements and related notes in conformity with GAAP requires us to make certain estimates and assumptions. Our estimates and assumptions affect the reported amounts of assets, liabilities, revenues

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to matters that require a significant level of judgment or are otherwise subject to an inherent degree of uncertainty.

Our significant estimates include elements of revenue recognition, the realization of deferred tax assets, amounts that may be due under the tax sharing agreement, impairment of long-lived assets, goodwill and indefinite-lived intangible assets, costs to be capitalized as well as the useful life of capitalized software, and contingent liabilities, including taxes related to hotel occupancy. Actual amounts may differ from these estimates.

Foreign Currency Translation

Balance sheet accounts of our operations outside of the United States are translated from foreign currencies into U.S. dollars at the exchange rates as of the Consolidated Balance Sheet dates. Revenues and expenses are translated at average exchange rates during the period. Foreign currency translation gains or losses are included in accumulated other comprehensive income (loss) in shareholders’ equity. Gains and losses resulting from foreign currency transactions, which are denominated in currencies other than the entity’s functional currency, are included in our Consolidated Statement of Operations.

Revenue Recognition

We recognize revenue when it is earned and realizable, when persuasive evidence of an arrangement exists, services have been rendered, the price is fixed or determinable, and collectability is reasonably assured. We have two primary types of contractual arrangements with our vendors, which we refer to herein as the “merchant” and “retail” models. Under both the merchant and retail models, we record revenue earned net of all amounts paid to our suppliers.

We provide customers the ability to book air travel, hotels, car rentals and other travel products and services through our various websites. These travel products and services are made available to our customers for booking on a stand-alone basis or as part of a vacation package.

Under the merchant model, we generate revenue for our services based on the difference between the total amount the customer pays for the travel product and the negotiated net rate plus estimated taxes that the supplier charges us for that product. Customers generally pay us for reservations at the time of booking. Initially, we record these customer receipts as accrued merchant payables and either deferred income or net revenue, depending on the travel product. In the merchant model we do not take on credit risk with the customer since we are paid via a credit card, debit card or certain other electronic payment processors (collectively “Payment Processors”), while the cardholder’s Payment Processors collects funds from the customer. However we are subject to charge-backs and fraud risk, which we monitor closely; we have the ability to determine the price; we are not responsible for the actual delivery of the flight, hotel room or car rental; we take no inventory risk; we have no ability to determine or change the products or services delivered; and the customer chooses the supplier. Transaction related taxes are recorded net of any amounts received from customers.

Under the merchant model we receive payment for a reservation from a customer via the Payment Processors. The Payment Processors transmit payment for the reservation within one to two days of the booking date. The Payment Processors take on the risk of collecting funds from the customer. We are subject to fraud because we may be charged by the Payment Processors for fraudulent charges after we remit funds to the supplier. In other instances, the customer may be dissatisfied with some aspect of their travel and contest the charges with the Payment Processors, which could result in a charge-back.

We recognize net revenue under the merchant model when we have no further obligations to the customer. For merchant air transactions, this is at the time of booking. For merchant hotel transactions and merchant car transactions, net revenue is recognized at the time of check-in or customer pick-up, respectively. The timing of revenue recognition is different for merchant air travel because our primary service to the customer is fulfilled at the time of booking.

We accrue for the cost of merchant hotel and merchant car transactions based on amounts we expect to be invoiced by suppliers. If we do not receive an invoice within a certain period of time, generally within six months, or the invoice received is less than the accrued amount, we reverse a portion of the accrued cost when we determine it is not probable that we will be required to pay the supplier, based on our historical experience and contract terms. This results in an increase in net revenue and a decrease to the accrued merchant payable.

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under the retail model, we pass reservations booked by our customers to the travel supplier for a commission. In the retail model: we do not take on credit risk with the customer; we are not the primary obligor with the customer; we have no latitude in determining pricing; we take no inventory risk; we have no ability to determine or change the products or services delivered; and the customer chooses the supplier.

We recognize net revenue under the retail model when the reservation is made, secured by a customer with a credit card and we have no further obligations to the customer. For air transactions, this is at the time of booking. For hotel transactions and car transactions, net revenue is recognized at the time of check-in or customer pick-up, respectively, net of an allowance for cancelled reservations. The timing of recognition is different for retail hotel and retail car transactions than for retail air travel because unlike air travel where the reservation is secured by a customer’s Payment Processors at booking, car rental bookings and hotel bookings are not secured by a customer’s credit card until the pick-up date and check-in date, respectively. Allowances for cancelled reservations primarily relate to cancellations that do not occur through our websites, but instead occur directly through the supplier of the travel product. The amount of the allowance is determined based on our historical experience. The majority of commissions earned under the retail model are based upon contractual agreements.

Vacation packages offer customers the ability to book a combination of travel products. For example, travel products booked in a vacation package may include a combination of air travel, hotel and car rental reservations. We recognize net revenue for the entire package when the customer uses the reservation, which generally occurs on the same day for each travel product included in the vacation package.

Under both the merchant and retail models, we may, depending upon the brand and the travel product, charge our customers a service fee for booking their travel reservation. We recognize revenue for service fees at the time we recognize the net revenue for the corresponding travel product. We also may receive override commissions from suppliers if we meet certain contractual volume thresholds. These commissions are recognized when the amount of the commissions becomes fixed or determinable, which is generally upon notification by the respective travel supplier.

We utilize global distribution systems (“GDS”) services from various providers. Under our GDS service agreements, we earn revenue in the form of an incentive payment for air, car and hotel segments that are processed through a GDS. Revenue is recognized for these incentive payments at the time the travel reservation is processed through the GDS, which is generally at the time of booking.

The Company issues credits in the form of points related to its loyalty programs. The value of points earned by loyalty program members is included in accrued liabilities and recorded as a reduction of revenue at the time the points are earned, based on the percentage of points that are projected to be redeemed.

We also generate other revenue, which is primarily composed of revenue from advertising, including sponsoring links on our websites, and travel insurance. Advertising revenue is derived primarily from the delivery of advertisements on our websites and is recognized either at the time of display of each individual advertisement, or ratably over the advertising delivery period, depending on the terms of the advertising contract. Revenues generated from sponsoring links are recognized upon notification from the alliance partner that a transaction has occurred. Travel insurance revenue is recognized when the reservation is made, secured by a customer with a credit card and we have no further obligations to the customer, which for travel insurance is at the time of booking.

Cost of Revenue

Cost of revenue is primarily composed of direct costs incurred to generate revenue, including costs to operate our customer service call centers, credit card processing fees and other costs, which include customer refunds and charge-backs, connectivity and other processing costs. These costs are generally variable in nature and are primarily driven by transaction volume.

Marketing Expense

Marketing expense is primarily composed of online marketing costs, such as search and banner advertising and affiliate commissions, and offline marketing costs, such as television, radio and print advertising. Online advertising expense is recognized based on the terms of the individual agreements, based on the ratio of actual impressions to contracted impressions, pay-per-click, or on a straight-line basis over the term of the contract. Offline marketing expense is recognized in the period in which it is incurred. Our online marketing costs are significantly greater than our offline marketing costs.

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

Our provision for income taxes is determined using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using the combined federal and state or foreign effective tax rates that are applicable to us in a given year. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, we believe it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The realization of the deferred tax assets, net of a valuation allowance, is primarily dependent on estimated future taxable income. A change in our estimate of future taxable income may require an increase or decrease to the valuation allowance.

Derivative Financial Instruments

We measure derivatives at fair value and recognize them in our Consolidated Balance Sheet as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. For our derivatives designated as fair value hedges, if any, the changes in the fair value of both the derivative instrument and the hedged item are recorded in earnings. For our derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in fair value of derivative instruments not designated as hedging instruments, and ineffective portions of hedges, are recognized in earnings in the current period.

We manage interest rate exposure by utilizing interest rate swaps to achieve a desired mix of fixed and variable rate debt. As of December 31, 2014, we have two interest rate swaps outstanding that effectively convert $200.0 million of the term loan from a variable to a fixed interest rate (see Note 12 - Derivative Financial Instruments). We pay a fixed interest rate on the notional amount and in exchange receive a variable interest rate based on the one-month LIBOR rate.

We have entered into foreign currency contracts to manage exposure to changes in foreign currencies associated with receivables, payables and intercompany transactions. These foreign currency contracts did not qualify for hedge accounting treatment. As a result, the changes in fair values of the foreign currency contracts were recorded in selling, general and administrative expense in our Consolidated Statement of Operations.

We do not enter into derivative instruments for speculative or trading purposes. We require that the hedges or derivative financial instruments be effective in managing the interest rate risk or foreign currency risk exposure that they are designated to hedge. Hedges that qualify for hedge accounting are formally designated as such at the inception of the contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, resulting in some ineffectiveness, the change in the fair value of the derivative instrument will be included in earnings. Additionally, any derivative instrument used for risk management that becomes ineffective is marked-to-market each period. We believe that our credit risk has been mitigated by entering into these agreements with major financial institutions. Net interest differentials to be paid or received under our interest rate swaps are included in interest expense as incurred or earned.

Concentration of Credit Risk

Our cash and cash equivalents and foreign exchange contracts are potentially subject to concentration of credit risk. We maintain cash and cash equivalent balances with financial institutions that are in excess of Federal Deposit Insurance Corporation insurance limits or that are deposited in foreign institutions.

Additionally, we employ forward foreign exchange contracts to hedge our exposure to foreign currency fluctuations. At the maturity of these forward contracts, the counterparties are obligated to pay settlement values.

Cash and Cash Equivalents

We consider cash and highly liquid investments, such as money market funds, with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents are stated at cost, which approximates or equals fair value due to their short-term nature.

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allowance for Doubtful Accounts

Our accounts receivable are reflected in our Consolidated Balance Sheet net of an allowance for doubtful accounts. We provide for estimated bad debts based on our assessment of our ability to realize receivables, considering historical collection experience, the general economic environment and specific customer information. When we determine that a receivable may not be collectible, bad debt is recognized. Bad debt expense is recorded in selling, general and administrative expense in our Consolidated Statement of Operations. We recorded bad debt expense of $0.8 million for the year ended December 31, 2014.

Property and Equipment, Net

Property and equipment is recorded at cost, net of accumulated depreciation. We depreciate property and equipment over their estimated useful lives using the straight-line method. The estimated useful lives by asset category are:

Asset Category	Estimated Useful Life
Leasehold improvements	Shorter of asset’s useful life or non-cancellable lease term
Capitalized software	3 - 10 years
Furniture, fixtures and equipment	3 - 7 years

We capitalize the costs of software developed for internal use when the preliminary project stage of the application has been completed and it is probable that the project will be completed and used to perform the function intended. Depreciation commences when the software is placed into service.

We evaluate the recoverability of the carrying value of our long-lived assets, including property and equipment and finite-lived intangible assets, when circumstances indicate that the carrying value of those assets may not be fully recoverable. This analysis is performed by comparing the carrying values of the assets to the expected undiscounted future cash flows to be generated from these assets, including estimated sales proceeds when appropriate. If this analysis indicates that the carrying value of an asset is not recoverable, the carrying value is reduced to fair value through an impairment charge in our Consolidated Statement of Operations.

Annually, we write off the cost and accumulated depreciation of any assets that are no longer in service.

Goodwill, Trademarks and Other Intangible Assets

Goodwill represents the excess of the purchase price over the estimated fair value of the underlying assets acquired and liabilities assumed in the acquisition of a business. We assign goodwill to reporting units that are expected to benefit from the business combination as of the acquisition date. Goodwill is not subject to amortization.

Our indefinite-lived intangible assets include our trademarks and trade names, which are not subject to amortization. Our finite-lived intangible assets primarily include our customer and vendor relationships and are amortized over their estimated useful lives, generally 4 to 8 years, using the straight-line method. Our intangible assets relate to the acquisition of entities accounted for using the purchase method of accounting and are estimated by management based on the fair value of assets acquired.

We assess the carrying value of goodwill and other indefinite-lived intangible assets for impairment annually or more frequently whenever events occur and circumstances change indicating potential impairment. We perform our annual impairment testing of goodwill and other indefinite-lived intangible assets as of December 31.

We assess goodwill for possible impairment using a two-step process. The first step identifies if there is potential goodwill impairment. If the step one analysis indicates that impairment may exist, a step two analysis is performed to measure the amount of the goodwill impairment, if any. Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value. If impairment exists, the carrying value of the goodwill is reduced to fair value through an impairment charge in our Consolidated Statement of Operations.

For purposes of goodwill impairment testing, we estimate the fair value of our reporting units to which goodwill is allocated using generally accepted valuation methodologies, including market and income based approaches, and relevant data available through and as of the testing date. The market approach is a valuation method in which fair value is estimated based on observed prices in actual transactions and on asking prices for similar assets. Under the market approach, the valuation

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

process is essentially that of comparison and correlation between the subject asset and other similar assets. The income approach is a method in which fair value is estimated based on the cash flows that an asset could be expected to generate over its useful life, including residual value cash flows. These cash flows are then discounted to their present value equivalents using a rate of return that accounts for the relative risk of not realizing the estimated annual cash flows and for the time value of money. Variations of the income approach are used to estimate certain of the intangible asset fair values.

We assess our trademarks and trade names for impairment by comparing their carrying values to their estimated fair values. Impairment exists when the estimated fair value of the trademark or trade name is less than its carrying value. If impairment exists, then the carrying value is reduced to fair value through an impairment charge in our Consolidated Statement of Operations. We use an income based valuation approach to estimate fair values of the relevant trademarks and trade names.

Restricted Cash

In order to collateralize letters of credit and similar instruments, as well as for other general business purposes, we have funds deposited as restricted cash.

Tax Sharing Liability

We have a liability included in our Consolidated Balance Sheet that relates to a tax sharing agreement between Orbitz and the Founding Airlines. The agreement governs the allocation of tax benefits resulting from a taxable exchange that took place in connection with the Orbitz initial public offering in December 2003 (the “Orbitz IPO”). As a result of this taxable exchange, the Founding Airlines incurred a taxable gain. The taxable exchange caused Orbitz to have additional future tax deductions for depreciation and amortization due to the increased tax basis of its assets. The additional tax deductions for depreciation and amortization may reduce the amount of taxes we are required to pay in future years. For each tax period during the term of the tax sharing agreement, we are obligated to pay the Founding Airlines a significant percentage of the amount of the tax benefit realized as a result of the taxable exchange. The tax sharing agreement commenced upon consummation of the Orbitz IPO and continues until all tax benefits have been utilized.

We use discounted cash flows in calculating and recognizing the tax sharing liability. We review the calculation of the tax sharing liability on a quarterly basis and make revisions to our estimated timing of payments when appropriate. We also assess whether there are any significant changes, such as changes in the amount of payments and tax rates that could materially affect the present value of the tax sharing liability. Although the expected gross remaining payments that may be due under this agreement were $96.2 million as of December 31, 2014, the timing and amount of payments may change. Any changes in timing of payments are recognized prospectively as accretions to the tax sharing liability in our Consolidated Balance Sheet and non-cash interest expense in our Consolidated Statement of Operations. Any changes in the estimated amount of payments, including changes to tax rates, are recognized in Selling, general and administrative expense in our Consolidated Statement of Operations.

Equity-Based Compensation

We measure equity-based compensation cost at fair value and recognize the corresponding compensation expense over the service period during which awards are expected to vest. Performance-based compensation is amortized on a graded basis over the requisite service period of each vesting tranche. We include equity-based compensation in Selling, general and administrative expense in our Consolidated Statement of Operations. The fair value of restricted stock and restricted stock units is determined based on the average of the high and low price of our common stock on the date of grant. The fair value of stock options is determined on the date of grant using the Black-Scholes valuation model. The fair value of the restricted stock subject to market-based conditions is determined on the date of grant using a Monte Carlo simulation for sampling random outcomes. The amount of equity-based compensation expense recorded each period is net of estimated forfeitures based on historical forfeiture rates.

Hotel Occupancy Taxes

Some states and localities impose a tax on the use or occupancy of hotel accommodations (“hotel occupancy tax”). Generally, hotels collect hotel occupancy tax based on the amount of money they receive for renting their hotel rooms and remit the tax to the appropriate taxing authorities. Using the travel services our websites offer, customers are able to make hotel room reservations. While applicable tax laws vary among different taxing jurisdictions, we generally believe that these laws do not require us to collect and remit hotel occupancy tax on the compensation that we receive for our travel services. Some tax

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

authorities have initiated lawsuits or administrative proceedings asserting that we are required to collect and remit hotel occupancy tax on the amount of money we receive from customers for facilitating their reservations and are more frequently addressing the taxability of fees by online travel companies through new legislation. The ultimate resolution of these lawsuits and proceedings in all jurisdictions cannot be determined at this time. We establish an accrual for legal proceedings (tax or otherwise) when we determine that a loss is both probable and can be reasonably estimated. See Note 9 - Commitments and Contingencies.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued a new financial accounting standard on revenue from contracts with customers, ASU No. 2014-09, “Revenue from Contracts with Customers”. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The accounting standard is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016. Early adoption is not permitted. The Company is currently assessing the impact of this ASU on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern”. ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and sets rules for how this information should be disclosed in the financial statements. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. Early adoption is permitted. The Company does not expect the adoption of ASU 2014-15 to have an impact on its consolidated financial condition and results of operations.
3. Acquisitions

On February 19, 2014, the Company entered into an asset sale and purchase agreement with Travelocity.com LP (“Travelocity”) for certain assets and contracts of the Travelocity Partner Network (“TPN”), which provides private label travel technology solutions for bank loyalty programs and online commerce sites. On February 28, 2014, the Company closed the transaction for cash consideration of $10.0 million with the potential for additional consideration of up to $10.0 million payable if post-acquisition revenue targets for 2014 and 2015 are achieved in excess of agreed amounts (“Earn-Out”). The companies also entered into a transition services agreement, under which Travelocity will provide the Company various services and support, which expires no later than 24 months from the contract date. The Company may, at its sole discretion, terminate one or more of the services under the agreement with 15 days’ notice to Travelocity at which time the parties will have no further obligation with respect to such terminated services. It has been determined that the transition services agreement is unfavorable as compared with market conditions as of the purchase date and a net unfavorable contract liability of approximately $0.8 million has been established, of which $0.5 million remains at December 31, 2014. Transaction costs were incurred in connection with this acquisition of approximately $0.8 million for the year ended December 31, 2014, and are included in Selling, general and administrative expenses in our Consolidated Statement of Operations.

The acquisition was accounted for pursuant to ASC 805, Business Combinations, which requires the acquired assets and liabilities to be recorded at fair value as of the acquisition date. The Company generally used the income approach to estimate fair values. Cash flows utilized in the valuation were discounted to their present value using a rate of return that includes the relative risk of cash flows and the time value of money.

The fair value of the estimated Earn-Out was calculated based on various levels of revenue thresholds for each year and by assigning an expected probability of reaching each level and the corresponding payment. The Company does not expect that any Earn-Out will be payable.

The following table summarizes the purchase price and the allocation of the purchase price:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amount
Purchase Price	(in thousands)
Consideration
Cash paid	$10,000

Allocation of Purchase Price
Property and equipment (software)	$3,510
Finite-lived intangible assets - Customer relationships	1,560
Unfavorable contracts	(780)
Goodwill	5,710
Fair value of net assets acquired	$10,000

The amounts of TPN’s revenue and pre-tax loss included in the Consolidated Statement of Operations for the year ended December 31, 2014 were $51.9 million and $7.8 million, respectively. The revenue and earnings of the combined entity had the acquisition date been January 1, 2014 and January 1, 2013 are not available as the related business was not reported separately from that of Travelocity.

Our acquired finite-lived customer relationship assets will be amortized over their estimated useful lives of 5 years, using a straight-line basis. The property and equipment will be amortized over their estimated useful lives of 1.5 years.

4.	Property and Equipment, Net

Property and equipment, net, consisted of the following:

December 31, 2014
(in thousands)
Capitalized software	$321,460
Furniture, fixtures and equipment	59,344
Leasehold improvements	13,882
Construction in progress	19,177
Gross property and equipment	413,863
Less: accumulated depreciation	(302,031)
Property and equipment, net	$111,832

We recorded depreciation expense related to property and equipment in the amount of $57.2 million, for the year ended December 31, 2014.

There were no assets subject to capital leases at December 31, 2014.

In 2014, we evaluated property and equipment that has become fully depreciated (see Note 2 - Summary of Significant Accounting Policies) and wrote-off $85.1 million of fully depreciated assets that were no longer in service.

5.	Goodwill and Intangible Assets

The changes in the carrying amount of goodwill during the year ended December 31, 2014 was as follows:

Amount
(in thousands)
Balance at January 1, 2014, net of accumulated impairment of $832,626	$345,388
Acquisition	5,710
Balance at December 31, 2014, net of accumulated impairment of $832,626	$351,098

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Trademarks and trade names, which are not subject to amortization, totaled $89.9 million as of December 31, 2014.

Impairment of Goodwill and Trademarks and Trade Names

We estimate the fair value of our reporting units to which goodwill is allocated using generally accepted valuation methodologies, including market and income based approaches, and relevant data available through and as of December 31. We use the income based approach to estimate the fair value of our reporting units that have goodwill balances and use the market approach to corroborate these estimates. We considered the market approach from a reasonableness standpoint by comparing the multiples of guideline companies with the implied multiples from the income based approach, and we also consider our market capitalization to assess reasonableness of the income based approach valuations. The key assumptions we use in determining the estimated fair value of our reporting units are the terminal growth rates, forecasted cash flows and the discount rates.

At December 31 we used an income based valuation approach to separately estimate the fair values of all of our trademarks and trade names and compared those estimates to the respective carrying values. The key assumptions we use in determining the estimated fair value of our trademarks and trade names are the terminal growth rates, forecasted revenues, assumed royalty rates and discount rates. Significant judgment is required to select these inputs based on observed market data.

There were no impairment charges in 2014.

Finite-Lived Intangibles

The changes in the carrying amounts of finite-lived intangible assets during the year ended December 31, 2014 were as follows:

Amount
(in thousands)
Balance at January 1, 2014	$89
Intangible assets acquired (a)	1,560
Amortization expense	(349)
Balance at December 31, 2014	$1,300

(a) Intangible assets acquired in 2014 relate to our purchase of certain TPN assets. See Note 3 - Acquisitions.

Finite-lived intangible assets consisted of the following:

	December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in thousands)
Finite-Lived Intangible Assets:
Customer relationships	$1,560	$(260)	$1,300
Vendor relationships	4,293	(4,293)	—
Total finite-lived intangible assets	$5,853	$(4,553)	$1,300

For the year ended December 31, 2014, we recorded amortization expense related to finite-lived intangible assets in the amount of $0.3 million. This amount was included in depreciation and amortization expense in our Consolidated Statement of Operations.

The table below shows the estimated amortization expense related to our finite-lived intangible assets over their remaining useful lives:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Year	(in thousands)
2015	$312
2016	312
2017	312
2018	312
2019	52
Total	$1,300
6.     Accrued Expenses
Accrued expenses consisted of the following:

December 31, 2014
(in thousands)
Advertising and marketing	$45,475
Employee costs	26,921
Tax sharing liability (see Note 8)	17,093
Customer service costs	13,564
Contract exit costs (a)	11,629
Customer incentive costs	11,545
Professional fees	7,723
Airline rebates	6,644
Customer refunds	5,767
Technology costs	4,727
Other	7,666
Total accrued expenses	$158,754

(a)
In connection with the early termination of an agreement with Trilegiant Corporation (now Affinion Group) in 2007, we accrued termination payments for the period from January 1, 2008 to December 31, 2016. At December 31, 2014, the liability’s carrying value of $11.7 million was included in our Consolidated Balance Sheet, $11.6 million of which was included in Accrued expenses and $0.1 million of which was included in Other non-current liabilities at December 31, 2014.

7.	Term Loan and Revolving Credit Facility

On April 15, 2014, we entered into an amendment (the “Second Amendment”) to the $515.0 million senior secured credit agreement entered into on March 25, 2013, as refinanced and amended on May 24, 2013 (the “Credit Agreement”), composed of a 7-year, $450.0 million term loan maturing April 15, 2021 (the “Term Loan”) and a 5-year $80.0 million revolving credit facility maturing April 15, 2019 (the “Revolver”). The proceeds of the Term Loan were used to repay approximately $439.9 million of term loans outstanding under the Credit Agreement, pay certain fees and expenses incurred with the Second Amendment and for general corporate purposes. The term loans under the Credit Agreement, which were repaid, had original principal amounts of $100.0 million maturing September 25, 2017 and $350.0 million maturing March 25, 2019. Interest rates on these tranches were the Eurocurrency Rate plus 3.50% per annum, or the Base Rate plus 2.50% per annum and the Eurocurrency Rate plus 4.75% per annum or the Base Rate plus 3.75% per annum, respectively.

Following the Second Amendment, the $530.0 million senior secured credit facility (the “Amended Credit Agreement”) consists of the Term Loan and the Revolver. Among other things, the Second Amendment reduced the financial maintenance covenants, increased certain baskets and added certain exceptions under certain negative covenants in the Credit Agreement.

Term Loan

The Term Loan bears interest at a variable rate, at our option, of the Eurocurrency Rate plus a margin of 3.50% per annum, or the Base Rate plus 2.50% per annum. The Eurocurrency Rate is equal to the LIBOR rate as determined by the British Bankers Association (adjusted for any applicable statutory reserves as defined in the Amended Credit Agreement) and with respect to the Term Loan shall not be less than 1.00% per annum. The Base Rate for any day is equal to the greater of (a)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Fed Funds Rate in effect plus 0.5%, (b) the Credit Suisse AG prime rate and (c) the one-month Eurocurrency Rate plus 1.00%.

The principal amount of the Term Loan is payable in quarterly installments of $1.125 million beginning September 30, 2014, with the final installment of the remaining outstanding balance due at the applicable maturity date with respect to such Term Loan. In addition, we are required, subject to certain exceptions, to make payments on the Term Loan (a) annually in the first quarter of each fiscal year in an amount of 50% (which percentage will be reduced to 25% and 0% subject to achieving certain first lien leverage ratios) of the prior year’s excess cash flow, as defined in the Amended Credit Agreement, (b) in an amount of 100% of net cash proceeds from asset sales subject to certain reinvestment rights, and (c) in an amount of 100% of net cash proceeds of any issuance of debt other than debt permitted to be incurred under the Amended Credit Agreement.

Based on our excess cash flow for the year ended December 31, 2014, we are required to make a $25.9 million prepayment in the first quarter of 2015. Prepayments from excess cash flow are applied, in order of maturity, to the scheduled quarterly Term Loan payments. As a result, we will not be required to make any scheduled principal payments on the Term Loan until 2020.

The changes in term loans during the year ended December 31, 2014 were as follows:

Amount
(in thousands)
Balance at January 1, 2014 (current and non-current)	$443,250
Scheduled principal payments of the term loan under the Credit Agreement	(3,375)
Repayment of term loan under the Credit Agreement	(439,875)
Balance per Credit Agreement	$—

Proceeds from issuance of Term Loan pursuant to the Second Amendment	$450,000
Scheduled principal payments of Term Loan	(2,250)
Balance at December 31, 2014 (current and non-current)	$447,750

At December 31, 2014, $200.0 million of the Term Loan had a fixed interest rate as a result of interest rate swaps and $247.8 million had a variable rate based on LIBOR, resulting in a blended interest rate of 4.94%, excluding the impact of the amortization of debt issuance costs (see Note 12 - Derivative Financial Instruments).

The table below shows the aggregate maturities of the Term Loans over the remaining term of the Amended Credit Agreement, excluding any mandatory prepayments that could be required under the Term Loan beyond the first quarter of 2015. The potential amount of prepayment from excess cash flow that will be required beyond the first quarter of 2015 is not reasonably estimable as of December 31, 2014.

Year	(in thousands)
2015	$25,871
2016	—
2017	—
2018	—
2019	—
Thereafter	421,879
Total	$447,750

Revolver

The Revolver provides for borrowings and letters of credit up to $80.0 million, through which we are allowed to issue up to $55.0 million in letters of credit. The Revolver bears interest at a variable rate, at our option, of the Eurocurrency Rate plus a margin of 3.00% per annum or the Base Rate plus a margin of 2.00% per annum. We pay a letter of credit fee in the amount of the Eurocurrency Rate on all outstanding letters of credit and we incur a facility fee of 0.50% per annum on all loans, letters of credit and any unused amounts on the Revolver. At December 31, 2014 there were no outstanding borrowings or letters of credit

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

issued under the Revolver.

Amended Credit Agreement Terms

The Term Loan and Revolver are both secured by substantially all of our domestic subsidiaries’ tangible and intangible assets, including a pledge of 100% of the outstanding capital stock or other equity interests of substantially all of our direct and indirect domestic subsidiaries and 65% of the capital stock or other equity interests of certain of our foreign subsidiaries, subject to certain exceptions. The Term Loan and Revolver are also guaranteed by substantially all of our domestic subsidiaries.

The Amended Credit Agreement contains various customary restrictive covenants that limit our ability to, among other things: incur additional indebtedness or enter into guarantees; enter into sale/leaseback transactions; make investments, loans or acquisitions; grant or incur liens on our assets; sell our assets; engage in mergers, consolidations, liquidations or dissolutions; engage in transactions with affiliates; and make restricted payments.

The Amended Credit Agreement requires us not to exceed a maximum first lien leverage ratio, as defined in the Amended Credit Agreement, of 5.00 to 1. As of December 31, 2014, we were in compliance with the financial covenants of the Amended Credit Agreement.

We incurred an aggregate of $6.7 million of debt issuance costs to obtain the Amended Credit Agreement in April 2014 and due to the nature and terms of the Second Amendment, the entire amount was capitalized and is included in Other non-current assets in the Consolidated Balance Sheet. The capitalized debt issuance costs will be amortized to interest expense over the contractual terms of the Term Loan and Revolver. Due to the extinguishment of the term loan of the Credit Agreement, unamortized debt issuance costs of $2.2 million related to the Credit Agreement were expensed during the year ended December 31, 2014, and included in Other expense in the Consolidated Statement of Operations.

8.	Tax Sharing Liability

We have a liability included in our Consolidated Balance Sheet that relates to a tax sharing agreement between Orbitz and the Founding Airlines. The agreement governs the allocation of tax benefits resulting from a taxable exchange that took place in connection with the Orbitz IPO in December 2003. As a result of this taxable exchange, the Founding Airlines incurred a taxable gain. The taxable exchange caused Orbitz to have additional future tax deductions for depreciation and amortization due to the increased tax basis of its assets. The additional tax deductions for depreciation and amortization may reduce the amount of taxes we are required to pay in future years. For each tax period while the tax sharing agreement is in effect, we are obligated to pay the Founding Airlines a significant percentage of the amount of the tax benefit realized as a result of the taxable exchange. The tax sharing agreement commenced upon consummation of the Orbitz IPO and continues until all tax benefits have been utilized.

As of December 31, 2014, the estimated remaining payments that may be due under this agreement were approximately $96.2 million. We estimated that the net present value of our obligation to pay tax benefits to the Founding Airlines was $78.4 million at December 31, 2014. This estimate was based upon certain assumptions, including our future taxable income, the tax rate, the timing of tax payments, current and projected market conditions, and the applicable discount rate, all of which we believe are reasonable. These assumptions are inherently uncertain, however, and actual amounts may differ from these estimates.

The changes in the tax sharing liability for the year ended December 31, 2014 were as follows:

Amount
(in thousands)
Balance at January 1, 2014 (current and non-current)	$80,191
Accretion of interest expense and tax rate changes (a)	12,566
Cash payments	(14,375)
Balance at December 31, 2014 (current and non-current)	$78,382

(a) We accreted interest expense related to the tax sharing liability of $10.1 million for the year ended December 31, 2014. Due to a tax rate change in one of our tax jurisdictions, the net present value of the amount we expect to pay to the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Founding Airlines increased by approximately $2.5 million during the year ended December 31, 2014, and the related charge is recorded in Selling, general and administrative expenses in the Consolidated Statement of Operations.

Based upon the estimated timing of future payments we expect to make, the current portion of the tax sharing liability of $17.1 million was included in Accrued expenses in our Consolidated Balance Sheet at December 31, 2014. The long-term portion of the tax sharing liability of $61.3 million was reflected as the tax sharing liability in our Consolidated Balance Sheet at December 31, 2014. Our estimated payments under the tax sharing agreement are as follows:

Year	(in thousands)
2015	$18,224
2016	27,355
2017	39,873
2018	10,719
Total	$96,171

9.	Commitments and Contingencies

The following table summarizes the timing of our commitments as of December 31, 2014:

	2015	2016	2017	2018	2019	Thereafter	Total
	(in thousands)
Operating leases (a)	$5,787	$5,071	$4,958	$4,804	$4,033	$9,395	$34,048
GDS contracts (b)	15,000	16,120	12,370	16,120	1,120	—	60,730
Other service and licensing contracts	7,141	5,134	—	—	—	—	12,275
Total	$27,928	$26,325	$17,328	$20,924	$5,153	$9,395	$107,053

(a)
These operating leases are primarily for facilities and equipment and represent non-cancellable leases. Certain leases contain periodic rent escalation adjustments and renewal options. Our operating leases expire at various dates, with the latest maturing in 2023. For the year ended December 31, 2014, we recorded rent expense in the amount of $7.3 million. As a result of a subleasing arrangement that we have entered into, we are expecting approximately $1.0 million in sublease income through 2017.

(b)
In February 2014, the Company announced that it has entered into an agreement with Travelport for the provision of GDS services (“New Travelport GDS Service Agreement”). Beginning January 1, 2015, the Company will no longer be subject to exclusivity obligations. Under the New Travelport GDS Service Agreement beginning in 2015, we are obligated to provide certain levels of volume over the contract period and may be subject to pay shortfall payments in certain cases if we fail to meet volume commitments. The agreement terminates on December 31, 2018.

In February 2014, the Company entered into an agreement with Amadeus IT Group, S.A. to provide GDS services. This contract requires the Company to meet certain minimum annual booking requirements beginning in 2016 through the end of the contract at December 31, 2019.

In addition to the commitments shown above, we are required to make principal payments on the Term Loan (see Note 7 - Term Loan and Revolving Credit Facility). We also expect to make approximately $96.2 million of payments in connection with the tax sharing agreement with the Founding Airlines (see Note 8 - Tax Sharing Liability). Also excluded from the above table are $3.3 million of liabilities for uncertain tax positions for which the period of settlement is not currently determinable.

Company Litigation

We are involved in various claims, legal proceedings and governmental inquiries related to contract disputes, business practices, intellectual property and other commercial, employment and tax matters. We believe that we have meritorious defenses, and we are vigorously defending against these claims, proceedings and inquiries. As of December 31, 2014, we had accruals of $4.3 million related to various legal proceedings. Litigation is inherently unpredictable and, although we believe we

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

have valid defenses in these matters, unfavorable resolutions could occur. Below, we have provided relevant information on these matters.

We are party to various cases brought by municipalities and other state and local governmental entities in the U.S. concerning hotel occupancy or related taxes and our merchant model for hotel and car rental reservations. Most of the cases were brought simultaneously against other OTCs, including Expedia, Travelocity and Priceline. Certain of these cases are class actions, some of which have been confirmed on a state-wide basis and some which are purported. The cases allege, among other things, that we violated the jurisdictions’ hotel occupancy tax ordinances, as well as related sales and use taxes. While not identical in their allegations, the cases generally assert similar claims, including violations of local or state occupancy tax ordinances, failure to pay sales or use tax, and in some cases, violations of consumer protection ordinances, conversion, unjust enrichment, imposition of a constructive trust, demand for a legal or equitable accounting, injunctive relief, declaratory judgment, and civil conspiracy. The plaintiffs seek relief in a variety of forms, including: declaratory judgment, full accounting of monies owed, imposition of a constructive trust, compensatory and punitive damages, disgorgement, restitution, interest, penalties and costs, attorneys’ fees, and where a class action has been claimed, an order certifying the action as a class action. An adverse ruling in one or more of these cases could require us to pay tax retroactively and prospectively and possibly pay interest, penalties and fines. The proliferation of additional cases could result in substantial additional defense costs.

We have also been contacted by several municipalities or other taxing bodies concerning our possible obligations with respect to state or local hotel occupancy or related taxes. We received tax assessments which range from $0.02 million to approximately $58.8 million, and collectively exceed approximately $116.0 million. The following taxing bodies have issued notices to the Company: 43 cities in California; the following cities in Colorado: Broomfield, Colorado Springs, Durango, Frisco, Glendale, Glenwood Springs, Golden, Grand Junction, Greeley, Greenwood Village, Lafayette, Lakewood, Littleton, Loveland, Silverthorne and Steamboat Springs; Arlington, Texas; Brunswick and Stanly, North Carolina; the following counties in Utah: Davis, Summit, Salt Lake and Weber; the Arizona Department of Revenue; the New Mexico Department of Revenue; the Ohio Department of Taxation; Paradise Valley, Arizona; St. Louis, Missouri; various Alabama Municipalities; the Louisiana Department of Revenue; the Maine Department of Revenue; and the Vermont Department of Taxation. These taxing authorities have not issued assessments, but have requested information to conduct an audit and/or have requested that the Company register to pay local hotel occupancy taxes.

The following taxing authorities have issued assessments which are not final and are subject to further review by such taxing authorities: the Colorado Department of Revenue; the City of Aurora, Colorado; the Maryland Comptroller; the Texas Comptroller; the City of Portland, Oregon, and Multnomah County, Oregon; and Lake County, Indiana. These assessments range from $0.02 million to approximately $5.8 million, and total approximately $9.67 million.

In addition, the Hawaii Department of Taxation has issued final assessments for merchant model hotel reservations in the amount of $16.9 million for the taxable year 2012, and for merchant model hotel reservations and rental car transactions in the amount of $14.6 million for the taxable year 2013. Additionally, on December 9, 2013, the Hawaii Department of Taxation issued final assessments for rental car transactions in the amount of $3.4 million against each of three Orbitz entities for the period of January 1, 2002, through December 31, 2012. Based on Hawaii’s past merchant model hotel assessments, Orbitz believes that Hawaii’s rental car assessments represent an aggregate of $3.4 million total against the Orbitz entities for the time period. None of the final assessments issued for the taxable years 2012 and 2013 were based on historical transaction data, and each are still subject to review by the Hawaii Tax Appeal Court. These 2012 and 2013 assessments are in addition to the $58.8 million final assessment for merchant model hotel reservations previously issued by the Hawaii Department of Taxation for 2011 and prior years, more than $30.0 million of which was rejected by the Hawaii Tax Appeal Court.

Assessments or declaratory rulings that are administratively final and subject to judicial review have been issued by the cities of San Francisco, Los Angeles, and San Diego, California; the city of Denver, Colorado; the counties of Miami-Dade, Broward and Osceola, Florida; and the Indiana Department of Revenue. These assessments and declaratory rulings range from $0.2 million to approximately $3.2 million, and total approximately $10.8 million. Trial courts rejected the assessments in San Francisco, Los Angeles and San Diego, California and Broward County, Florida. The Colorado Court of Appeals reversed the assessments against the OTCs in the City of Denver case. Collectively, the amounts of the assessments and declaratory rulings not rejected or reversed (the counties of Osceola and Miami-Dade and the Indiana Department of Revenue) amount to approximately $2.0 million.

The OTCs, including Orbitz, have prevailed in the large majority of hotel tax cases that have been decided to date, having obtained favorable judgments in more than two dozen cases. However, there have been certain adverse lower court decisions against Orbitz and the other OTCs that, if affirmed, could result in significant liability to the Company.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

First, in July 2011, related to the City of San Antonio hotel occupancy tax case, the United States District Court for the Western District of Texas issued its findings of fact and conclusions of law in which it held the defendant OTCs, including Orbitz, liable for hotel occupancy taxes on markup, fees and breakage revenue, and also imposed penalties and interest. On April 4, 2013, the court entered judgment against Orbitz in the amount of approximately $4.3 million and post-judgment motions are still pending. The OTCs, including Orbitz, intend to appeal once the pending motions are ruled upon by the court. Because we do not believe a loss is probable given the numerous issues that exist on appeal, we have not accrued any liability related to this case.

Second, in September 2012, the Superior Court of the District of Columbia granted the District’s motion for partial summary judgment and denied the OTCs’ motion for summary judgment, finding the companies liable for sales tax on hotel reservations dating back to the inception of the merchant model. Although the court acknowledged that the District had amended its law in 2011, and that the sales tax law was ambiguous prior to that time, the court nonetheless found the OTCs liable for merchant model hotel reservations before that date. Because we believe that the court’s finding of liability was the result of a misapplication of the law, we do not believe a loss is probable relating to the pre-amendment case and have appealed. Accordingly, we have not accrued any liability relating to the District of Columbia case for the period prior to July 2011. On March 25, 2014, Orbitz paid a judgment of $3.8 million, which represents the sales tax attributable to Orbitz.com’s hotel reservations through December 31, 2011. This amount is subject to a refund if Orbitz prevails in its appeal. The District of Columbia Court of Appeals heard oral argument on September 30, 2014. Although the Company expects to prevail on the issue of whether it is liable for sales tax before July 2011, it is possible that we will not prevail, and if that occurs, the amount of the judgment that we have not expensed is approximately $3.7 million. Additionally, the District of Columbia has cross-appealed the Superior Court’s denial of the District’s argument that amounts charged to consumers as a tax recovery charge should have been included in the Superior Court’s damage calculation. Although we do not believe that Orbitz is likely to be liable for tax on the tax recovery charge, it is possible that the Court of Appeals could determine that it is, and if that occurs, Orbitz’s additional liability could exceed $0.95 million.

Third, in January 2013, the Tax Court of Appeals in Hawaii ruled that the OTCs are subject to Hawaii’s general excise tax. The court also determined that the “splitting provision” contained in the Hawaii general excise tax statute, which limits application of the tax to only the amounts that travel agents receive for their services, does not apply to the transactions at issue. On March 19, 2013, the court issued an order in which it also imposed “failure to file” and “failure to pay” penalties on the OTCs. On August 15, 2013, the Hawaii Tax Appeal court ruled that the OTCs were required to pay interest on penalties, and entered final judgment disposing of all issues and claims of all parties. On September 11, 2013, the OTCs filed their notice of appeal. Under Hawaii law, in order to appeal, Orbitz was required to pay the total amount of the final judgment to Hawaii prior to appealing the court’s order. Accordingly, Orbitz made payments to Hawaii of $16.9 million in April 2013, and approximately $9.2 million to Hawaii in September 2013. These amounts reflected a determination of Orbitz’s liability for general excise tax (both on the amounts that it receives for its services and the amounts that the hotels receive for the rental of their rooms), interest, penalties and interest on penalties through the tax year 2011. Although Orbitz disagrees with the court’s rulings on general excise tax and has appealed them, we have recorded an expense of $4.2 million in light of the decision. The $4.2 million represents the amount Orbitz estimates it would owe if the court had correctly applied the general excise tax splitting provision on merchant reservations through December 31, 2012 and a 25% failure to file penalty imposed on that figure. Orbitz has not reserved for the remainder of the ruling because it believes that the general excise tax splitting provision plainly applies to the transactions in question, and that the award of “failure to pay” penalties is entirely unsupported by the record in the case, and that interest on penalties should not have been awarded. Although we believe that it is not probable that Orbitz ultimately will be liable for more than $4.2 million as a result of the court’s order, it is possible that Orbitz will not prevail, and if it does not, the amount of any final award of general excise tax, penalties and interest against Orbitz could exceed $26.0 million. It is also possible that the State of Hawaii could prevail in its cross-appeal on the issue of whether the transient accommodations tax applies to the OTCs’ merchant model hotel transactions. The OTCs’ appeal on the Tax Court of Appeals’ ruling on General Excise Tax, and Hawaii’s cross-appeal on the Tax Court of Appeals’ determination that the OTCs are not subject to Hawaii’s transient accommodations tax, are currently pending before the Hawaii Supreme Court. The Hawaii Supreme Court heard oral argument on both appeals on October 2, 2014.

In an unrelated matter, Trilegiant Corporation filed an action for breach of contract and declaratory judgment in the Supreme Court of New York against us, alleging that we are obligated to make a series of termination payments arising out of a promotion agreement that we terminated in 2007. In 2007, we accrued the present value of the termination payments and in 2010 we ceased making termination payments due to a dispute with Trilegiant. On October 2, 2013, the Court denied Orbitz’s motion for summary judgment on one of its affirmative defenses, and on December 24, 2013, the court rejected most of our remaining defenses. On August 22, 2014, the court denied Orbitz’s remaining affirmative defenses. As of December 31, 2014,

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

we had an accrual totaling $13.5 million, which includes $1.8 million for potential interest. The parties have a dispute as to the rate of prejudgment interest. Trilegiant has asserted an applicable rate of 9%, and as of October 2014, was seeking approximately $3.1 million in interest. Although we believe we will prevail on this issue, it is possible that the Court will determine that the higher rate of interest applies, and if it does, we estimate that we would owe approximately $3.6 million in interest.

We cannot estimate our aggregate range of loss in the cases for which we have not recorded an accrual, except to the extent taxing authorities have issued assessments against us. Although we believe it is unlikely that an adverse outcome will result from these proceedings, an adverse outcome could be material to us with respect to our financial position, earnings or cash flows in any given reporting period.

Surety Bonds and Bank Guarantees

In the ordinary course of business, we obtain surety bonds and bank guarantees, to secure performance of certain of our obligations to third parties. At December 31, 2014, there was $7.5 million of surety bonds outstanding, of which $5.3 million was secured by cash collateral or letters of credit. At December 31, 2014, there were $25.3 million of bank guarantees outstanding. All bank guarantees were secured by restricted cash at December 31, 2014.

Financing Arrangements

We are required to issue letters of credit to support certain suppliers, commercial agreements, leases and non-U.S. regulatory and governmental agencies primarily to satisfy consumer protection requirements. We believe we have access to sufficient letter of credit availability to meet our short-term and long-term requirements through a combination of the restricted cash balance currently used to collateralize letters of credit or similar instruments, cash from our balance sheet which can be used to support letters of credit and similar instruments and our $80.0 million Revolver through which we are allowed to issue up to $55.0 million in letters of credit.

The following table shows the amount of letters of credit and similar instruments outstanding by facility, as well as the amounts of our restricted cash balances:

	December 31, 2014
	Letters of Credit and Other Credit Support	Restricted Cash
	(in thousands)
Multi-currency letter of credit facility	$2,892	$3,176
Uncommitted letter of credit facilities and surety bonds	98,406	94,634
Total	$101,298	$97,810

Total letter of credit fees were $0.3 million, for the year ended December 31, 2014.

10.	Income Taxes

Pre-tax income/(loss) for U.S. and non-U.S. operations consisted of the following:

Year Ended December 31,
2014
(in thousands)
U.S.	$67,093
Non-U.S.	(22,532)
Income/(loss) before income taxes	$44,561

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The provision/(benefit) for income taxes consisted of the following:

Year Ended December 31,
2014
(in thousands)
Current
U.S. federal and state	$272
Non-U.S.	1,775
Total current	2,047
Deferred
U.S. federal and state	22,910
Non-U.S.	2,324
Total deferred	25,234
Provision/(benefit) for income taxes	$27,281

As of December 31, 2014, our U.S. federal, state and foreign income taxes receivable/(payable) was $0.0 million.

The tax provision for the year ended December 31, 2014 was primarily deferred taxes on income from our U.S. operations and certain foreign subsidiaries where we have not established a valuation allowance. The 2014 tax provision was disproportionate to pre-tax book income due to the valuation allowances which still remain with respect to the majority of our non-US operations.

We currently have a valuation allowance of $109.2 million against certain deferred tax assets, of which $107.3 million relates to foreign jurisdictions. We will continue to assess the level of the valuation allowance required; if sufficient positive evidence exists in future periods to support a release of some or all of the valuation allowance, such a release would likely have a material impact on our results of operations. With respect to the valuation allowance established against our non-U.S.-based deferred tax assets, a significant item of objective negative evidence evaluated in our determination was cumulative losses incurred over the three-year period ended December 31, 2014. This objective evidence limited our ability to consider other subjective evidence such as future income projections.

Our effective income tax rate differs from the U.S. federal statutory rate as follows:

Year Ended December 31,
2014
Federal statutory rate	35.0%
State and local income taxes, net of federal benefit	0.2
Taxes at differing rates	7.6
Change in valuation allowance	19.1
Goodwill impairment charges	—
Reserve for uncertain tax positions	0.3
Other	(1.0)
Effective income tax rate	61.2%

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Current and non-current deferred income tax assets and liabilities in various jurisdictions are composed of the following:

December 31, 2014
(in thousands)
Current deferred income tax assets/(liabilities):
Accrued liabilities and deferred income	$2,185
Provision for bad debts	314
Prepaid expenses	(2,069)
Tax sharing liability	6,295
Reserve accounts	4,283
Valuation allowance	(509)
Current net deferred income tax assets (a)	$10,499
Non-current deferred income tax assets/(liabilities):
U.S. net operating loss carryforwards	$46,431
Non-U.S. net operating loss carryforwards	93,244
Accrued liabilities and deferred income	6,995
Depreciation and amortization	66,462
Tax sharing liability	22,571
Other	8,818
Valuation allowance	(108,714)
Non-current net deferred income tax assets	$135,807

(a)	The current portion of the deferred income tax asset at December 31, 2014 is included in Other current assets in our Consolidated Balance Sheet.

The net deferred tax assets at December 31, 2014 amounted to $146.3 million. These net deferred tax assets largely relate to temporary tax to book differences and net operating loss carryforwards, the realization of which is, in management’s judgment, more likely than not. We have assessed the likelihood of realization based on our expectations of future taxable income, carry-forward periods available and other relevant factors.

As of December 31, 2014, we had U.S. federal and state net operating loss carry-forwards of approximately $119.6 million and $109.0 million, respectively, which expire between 2021 and 2034. In addition, we had $424.6 million of non-U.S. net operating loss carry-forwards, most of which do not expire. Additionally, we had $4.4 million of U.S. federal and state income tax credit carry-forwards which expire between 2027 and 2034 and $1.1 million of U.S. federal income tax credits which have no expiration date. No provision has been made for U.S. federal or non-U.S. deferred income taxes on approximately $16.5 million of accumulated and undistributed earnings of foreign subsidiaries at December 31, 2014. A provision has not been established because it is our present intention to reinvest the undistributed earnings indefinitely in those foreign operations. The determination of the amount of unrecognized U.S. federal or non-U.S. deferred income tax liabilities for unremitted earnings at December 31, 2014 is not practicable. As of December 31, 2014, we have established a deferred income tax liability on $2.0 million of accumulated and undistributed earnings in anticipation of the liquidation of an inactive foreign subsidiary next year.

We have established a liability for unrecognized tax benefits. Once established, unrecognized tax benefits are adjusted if more accurate information becomes available, or a change in circumstance or an event occurs necessitating a change to the liability. Given the inherent complexities of the business and that we are subject to taxation in a substantial number of jurisdictions, we routinely assess the likelihood of additional assessment in each of the taxing jurisdictions.

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below shows the changes in the liability for unrecognized tax benefits during the year ended December 31, 2014:

Year Ended December 31,
2014
(in thousands)
Balance at January 1,	$3,569
Increase as a result of tax positions taken during the prior year	—
Decrease as a result of tax positions taken during the prior year	(209)
Impact of foreign currency translation	(12)
Balance at December 31,	$3,348

The total amount of unrecognized benefits that, if recognized, would affect our effective tax rate was $3.3 million at December 31, 2014. During the next twelve months, we anticipate no reduction to this liability due to the lapsing of statutes of limitations.

We recognize interest and penalties related to unrecognized tax benefits in income tax expense. We recognized interest and penalties of $0, during the year ended December 31, 2014. Accrued interest and penalties were $0.7 million at December 31, 2014.

We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. A number of years may elapse before an uncertain tax position, for which we have unrecognized tax benefits, is audited and finally resolved. We adjust these unrecognized tax benefits, as well as the related interest and penalties, in light of changing facts and circumstances. Settlement of any particular position could require the use of cash. Favorable resolution could result in a reduction to our effective income tax rate in the period of resolution.

The number of years with open tax audits varies depending on the tax jurisdiction. Our major taxing jurisdictions include the United States (federal and state), the United Kingdom (federal) and Australia (federal). With limited exceptions, we are no longer subject to income tax examinations by tax authorities for years before 2010.

With respect to periods prior to the Blackstone Acquisition, we are only required to take into account income tax returns for which we or one of our subsidiaries is the primary taxpaying entity, namely separate state returns and non-U.S. returns. Uncertain tax positions related to U.S. federal and state combined and unitary income tax returns filed are only applicable in the post-acquisition accounting period. We and our domestic subsidiaries currently file a consolidated income tax return for U.S. federal income tax purposes.

11.	Equity-Based Compensation

We issue share-based awards under the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan, as amended (the “Plan”). The Plan provides for the grant of equity-based awards, including restricted stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards to our directors, officers and other employees, advisors and consultants who are selected by the Compensation Committee of the Board of Directors for participation in the Plan. There are 25,600,000 shares of common stock available for issuance under the Plan, subject to adjustment as provided by the Plan. As of December 31, 2014, 4,291,197 shares were available for future issuance under the plan.

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted Stock Units

The table below summarizes activity regarding unvested restricted stock units under the Plan during the year ended December 31, 2014:

	Restricted Stock Units	Weighted-Average Grant Date Fair Value (per share)
Unvested at January 1, 2014	4,857,840	$3.73
Granted	2,175,112	$8.86
Vested (a)	(1,682,289)	$3.72
Forfeited	(690,830)	$4.79
Unvested at December 31, 2014	4,659,833	$5.97

(a)
We issued 1,159,060 shares of common stock in connection with the vesting of restricted stock units during the year ended December 31, 2014, which is net of the number of shares retained (but not issued) by us in satisfaction of minimum tax withholding obligations associated with the vesting.

The fair value of restricted stock units that vested during the year ended December 31, 2014 was $6.3 million. The weighted-average grant date fair value of restricted stock units granted during the year ended December 31, 2014, was $8.86. The fair value of restricted stock units on the date of grant is amortized on a straight-line basis over the requisite service period of four years.

Performance-Based and Market-Based Restricted Stock Units

The table below summarizes activity regarding unvested performance-based and market-based restricted stock units (“PSUs”) under the Plan during the year ended December 31, 2014:

	Performance-Based Restricted Stock Units	Weighted-Average Grant Date Fair Value (per share)
Unvested at January 1, 2014	3,089,250	$2.99
Granted (a)	410,445	$12.64
Vested	(904,093)	$2.98
Forfeited	(344,001)	$5.67
Unvested at December 31, 2014	2,251,601	$4.35

a.
We granted 136,815 performance-based restricted stock units with a fair value per share of $9.72 and 273,630 market-based restricted stock units with a fair value per share of between $11.89 and $16.32 (“PSUs”) in March 2014 to certain of our executive officers. The PSUs entitle the executives to receive one share of our common stock for each PSU earned, subject to the satisfaction of the performance and market conditions. Each metric will be equally weighted, with the ability to earn between 25% to 200% of target based on a straight-line interpolation of the criteria. The performance-based condition requires that the Company attain certain performance metrics for the three-year period ended December 31, 2016 and the market-based conditions require that the Company achieve a certain absolute shareholder return and a certain relative shareholder return at the conclusion of the three-year measurement period. If the minimum performance criteria are not met, each PSU will be forfeited. If the minimum conditions are met, the PSUs earned will cliff vest on the third anniversary of the grant date. The fair value of the PSUs subject to market-based conditions was measured using a Monte Carlo simulation for sampling random outcomes.

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2014, we expect that the performance-based condition PSUs granted in 2014 will be satisfied at approximately 60% of their target level. The fair value of the market-based PSUs is being amortized on a straight-line basis over the requisite service period of each vesting tranche.

The weighted-average grant date fair value of PSUs that vested during the year ended December 31, 2014, was $2.7 million. The weighted-average grant date fair value of PSUs granted during the year ended December 31, 2014 was $12.64.

Stock Options

The table below summarizes the stock option activity under the Plan during the year ended December 31, 2014:

	Shares	Weighted-Average Exercise Price (per share)	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2014	1,227,719	$4.84
Exercised	(88,885)	$5.25
Cancelled	(7,143)	$6.28
Outstanding at December 31, 2014	1,131,691	$4.80	1.7	$3,888
Exercisable at December 31, 2014	1,131,691	$4.80	1.7	$3,888

The exercise price of stock options granted under the Plan is equal to the fair market value of the underlying stock on the date of grant. Stock options generally expire seven to ten years from the grant date. Stock options vest either annually over a four-year period, or 25% of the options vest after one year and the remaining awards vest ratably on a monthly basis for the three years that follow. The fair value of stock options on the date of grant is amortized on a straight-line basis over the requisite service period. There were no stock options granted in 2014, 2013 or 2012.
During the year ended December 31, 2014, the total fair value of options that vested during the period was $0.7 million. In addition, the intrinsic value of options exercised was $0.3 million, for the year ended December 31, 2014.

Non-Employee Directors Deferred Compensation Plan

We have a deferred compensation plan that enables our non-employee directors to defer the receipt of certain compensation earned in their capacity as non-employee directors. Eligible directors may elect to defer up to 100% of their annual retainer fees (which are paid by us on a quarterly basis). In addition, 100% of the annual equity granted to non-employee directors is deferred under the Plan.

We grant deferred stock units (“DSUs”) annually to each participating director. The DSUs are issued as restricted stock units under the Plan and are immediately vested and non-forfeitable. The DSUs entitle the non-employee director to receive one share of our common stock for each deferred stock unit following the director’s retirement or termination of service from the Board of Directors. For all awards granted prior to 2011, the DSUs are distributed 200 days immediately following such termination date and for all awards granted in 2011 or later, the DSUs are distributed immediately at termination. The entire grant date fair value of deferred stock units is expensed on the date of grant.

The table below summarizes the deferred stock unit activity under the Plan during the year ended December 31, 2014:

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Deferred Stock Units	Weighted-Average Grant Date Fair Value (per share)
Outstanding at January 1, 2014	923,306	$4.41
Granted	120,563	$7.94
Distributed	(550,357)	$5.10
Outstanding at December 31, 2014	493,512	$4.50

The weighted-average grant date fair value for deferred stock units granted during the year ended December 31, 2014 was $7.94.

Compensation Expense

We recognized total equity-based compensation expense of $12.2 million, for the year ended December 31, 2014, none of which has provided us with a tax benefit due to existence of net operating losses. As of December 31, 2014, a total of $20.1 million of unrecognized compensation costs related to unvested restricted stock units, unvested stock options and unvested PSUs are expected to be recognized over the remaining weighted-average period of 2.8 years.

12.	Derivative Financial Instruments

Interest Rate Hedges

At December 31, 2014, we had the following interest rate swaps outstanding that effectively converts $200.0 million of the term loan from a variable to a fixed interest rate. We pay a fixed interest rate on the notional amount and in exchange receive a variable interest rate based on the one-month LIBOR rate. The Company does not use derivatives for speculative or trading purposes.

Notional Amount	Effective Date	Maturity Date	Fixed Interest Rate Paid	Variable Interest Rate Received
$100.0 million	August 29, 2014	August 31, 2016	1.11%	One-month LIBOR
$100.0 million	August 29, 2014	August 31, 2016	1.15%	One-month LIBOR

We entered into interest rate derivative contracts to protect against volatility of future cash flows of the variable interest payments related to our term loan. These derivative contracts are economic hedges and are not designated as cash flow hedges. We mark-to-market instruments not designated as hedges and record the changes in the fair value of these items in Net interest expense in the Company’s Consolidated Statement of Operations and recognize the unrealized gain or loss in Other non-current assets or liabilities. An unrealized loss of $1.7 million was recognized at December 31, 2014.

The following table summarizes the location and fair value of our interest rate derivative instruments on the Company’s Consolidated Balance Sheet.

		Fair Value Measurement as of
	Balance Sheet Location	December 31, 2014
		(in thousands)
Interest rate swaps not designated as hedging instruments	Other non-current liabilities	$1,723

Interest rate swaps previously designated as hedging instruments were terminated in conjunction with the termination of our credit agreement in March 2013. Interest rate swaps designated as hedging instruments were reflected in our Consolidated Balance Sheet at market value. The corresponding market adjustment related to the hedging instrument was recorded to Accumulated other comprehensive income (“AOCI”).

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the market adjustments recorded during the year ended December 31, 2014:

	Gain in Other Comprehensive Income/(Loss)	(Loss) Reclassified from Accumulated OCI into Interest Expense (Effective Portion)	Gain/(Loss) Recognized in Income (Ineffective Portion and the Amount Excluded from Effectiveness Testing)
	2014	2014	2014
		(in thousands)
Interest rate swaps	$—	$—	$—

Foreign Currency Hedges

We enter into foreign currency contracts to manage our exposure to changes in the foreign currency associated with foreign currency receivables, payables and intercompany transactions. We primarily hedge our foreign currency exposure to the Pound sterling, Euro, Swiss Franc and the Australian dollar. As of December 31, 2014, we had foreign currency contracts outstanding with a total net notional amount of $190.3 million, all of which subsequently matured in early 2015. The foreign currency contracts do not qualify for hedge accounting treatment; accordingly, changes in the fair value of the foreign currency contracts are reflected in net income as a component of Selling, general and administrative expense in our Consolidated Statement of Operations.

The following table shows the fair value of our foreign currency hedges:

		Fair Value Measurements as of
	Balance Sheet Location	December 31, 2014
		(in thousands)
Asset Derivatives:
Foreign currency hedges	Other current assets	$4,275
Liability Derivatives:
Foreign currency hedges	Other current liabilities	$—

The following table shows the change in the fair value of our foreign currency contracts which were recorded as a gain/(loss) in Selling, general and administrative expense:

Year Ended December 31,
2014
(in thousands)
Foreign currency hedges (a)	$6,813

(a)
We recorded transaction gains/(losses) associated with the re-measurement and settlement of our foreign denominated assets and liabilities of $(12.9) million, the year ended December 31, 2014. These transaction gains and losses were included in Selling, general and administrative expense in our Consolidated Statement of Operations. The net impact of these transaction gains and losses, together with the gains/(losses) incurred on our foreign currency hedges, were losses of $6.1 million for the year ended December 31, 2014.

The tables below show the gross and net information related to derivatives eligible for offset in the Consolidated Balance Sheet as of December 31, 2014. The gross asset amount of the derivative listed below is the maximum loss the Company would incur if the counterparties failed to meet their obligation.

	Gross Amount of Recognized Liabilities	Gross Amount Offset in the Consolidated Balance Sheet	Net Amount of Liabilities Presented in the Consolidated Balance Sheet
	(in thousands)

December 31, 2014	$2,947	$(5,499)	$(2,552)

13. Employee Benefit Plans

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We sponsor a defined contribution savings plan for employees in the United States that provides certain of our eligible employees an opportunity to accumulate funds for retirement. We also sponsor similar HotelClub and ebookers defined contribution savings plans. After employees have attained one year of service, we match the contributions of participating employees on the basis specified by the plans, up to a maximum of 3% of participant compensation. We recorded total expense related to these plans in the amount of $5.3 million for the year ended December 31, 2014.

14.	Net Income/(Loss) per Share

We calculate basic net income/(loss) per share by dividing the net income/(loss) for the period by the weighted-average number of shares outstanding during the period. The weighted-average number of shares includes common shares outstanding and deferred stock units, which are immediately vested and non-forfeitable. Diluted net income/(loss) per share is calculated by dividing the net income/(loss) for the period by the weighted-average number of common shares outstanding and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares are determined by the application of the treasury stock method.

The following table presents the weighted-average shares outstanding used in the calculation of net income/(loss) per share:

Year Ended December 31,
Weighted-Average Shares Outstanding	2014
Basic	110,537,992
Diluted effect of:
Restricted stock units	1,367,392
Performance-based restricted stock units	1,969,674
Stock options	469,382
Diluted	114,344,440

The following equity awards were not included in the diluted net income/(loss) per share calculation because they would have had an antidilutive effect:

Year Ended December 31,
Antidilutive Equity Awards	2014
Restricted stock units	704,809
Performance-based restricted stock units	239,725
Stock options	—
Total	944,534

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Related Party Transactions

Related Party Transactions with Travelport and its Subsidiaries

We had amounts due from Travelport of $15.5 million at December 31, 2014. Amounts due to or from Travelport are generally settled on a net basis.

At December 31, 2013, 48% of the shares of our common stock outstanding were beneficially owned by Travelport and the investment funds that indirectly own Travelport. In the second quarter and early third quarter of 2014, Travelport sold a majority of its shares of our common stock and after its secondary common stock offering on July 22, 2014, beneficially owns less than 1% of shares of our common stock as of December 31, 2014 and is no longer considered a related party (see Note 1 - Organization and Basis of Presentation in the Notes to Consolidated Financial Statements).

The following table summarizes the related party transactions with Travelport and its subsidiaries through July 22, 2014, reflected in our Consolidated Statement of Operations:

Year Ended December 31,
2014
(in thousands)
Net revenue (a)	$54,969
Cost of revenue	59
Marketing expense	58

(a)	Net revenue includes incentive revenue for segments processed through Galileo and Worldspan, both of which are subsidiaries of Travelport.

Master License Agreement

We entered into a Master License Agreement with Travelport at the time of the IPO. Pursuant to this agreement, Travelport licenses certain of our intellectual property and pays us fees for related maintenance and support services. The licenses include our supplier link technology; portions of ebookers’ booking, search and vacation package technologies; certain of our products and online booking tools for corporate travel; portions of our private label vacation package technology; and our extranet supplier connectivity functionality.

The Master License Agreement granted us the right to use a corporate online booking product developed by Travelport. We have entered into a value added reseller license with Travelport for this product.

GDS Service Agreement

In connection with the IPO, we entered into the Travelport GDS Service Agreement, which terminated in February 2014. The Travelport GDS Service Agreement was structured such that we earned incentive revenue for each air, car and hotel segment that was processed through the Travelport GDSs. This agreement required that we process a certain minimum number of segments for our domestic brands through the Travelport GDSs each year. We were not subject to these minimum volume thresholds to the extent that we processed all eligible segments through the Travelport GDS.

In February 2014, the Company entered into an agreement with Travelport for the provision of GDS services, which terminated and replaced our prior Travelport GDS service agreement (the “New Travelport GDS Service Agreement”). Under the New Travelport GDS Service Agreement, Orbitz was obligated in 2014 to use only Travelport GDSs for all air and car segments booked on its domestic agencies and was subject to certain other exclusivity obligations for its segments booked in Europe and other markets as defined in the New Travelport GDS Service Agreement. The Company was required to pay a fee for each segment not booked through Travelport GDSs in 2014 subject to exclusivity obligations discussed above. However, beginning January 1, 2015, the Company is no longer subject to exclusivity obligations. Under the New Travelport GDS Service Agreement, beginning in 2015, we are obligated to provide certain levels of volume over the contract period and may be subject to pay shortfall payments in certain cases if we fail to meet volume commitments. The agreement terminates on December 31, 2018.

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

No payments were required to be made to Travelport related to the minimum segment requirements for our domestic and European brands for the year ended December 31, 2014.

Corporate Travel Agreement

We provide corporate travel management services to Travelport and its subsidiaries.

16.	Fair Value Measurements

The following table shows the fair value of our assets and liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2014, which are classified as Other current assets, Other current liabilities and Other non-current liabilities in our Consolidated Balance Sheet.

	Fair Value Measurements as of
	December 31, 2014
	Total	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(in thousands)
Assets:
Foreign currency derivative assets	$4,275	$4,275	$—	$—
Liabilities:
Foreign currency derivative liabilities	$—	$—	$—	$—
Interest rate swap liabilities	$1,723	$—	$1,723	$—

We value our foreign currency hedges based on the difference between the foreign currency contract rate and widely available foreign currency rates as of the measurement date. Our foreign currency hedges are short-term in nature, generally maturing within 30 days. We value our interest rate swaps using valuations that are calibrated to the initial trade prices. Using a market-based approach, subsequent valuations are based on observable inputs to the valuation model including interest rates, credit spreads and volatilities.

Fair Value of Financial Instruments

For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued merchant payable and accrued expenses, the carrying value approximates or equals fair value due to their short-term nature.

The carrying value of the Term Loan was $447.8 million at December 31, 2014, compared with a fair value of $442.2 million. The fair value was determined based on quoted market ask prices, which is classified as a Level 2 measurement.

17.	Segment Information

We determine operating segments based on how our chief operating decision maker manages the business, including making operating decisions deciding how to allocate resources and evaluating operating performance. We operate in one segment and have one reportable segment.

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We maintain operations in the United States, United Kingdom, Australia, Germany, Sweden, France, Finland, Ireland, Switzerland and other international territories. The table below presents net revenue by geographic area: the United States and all other countries.

Year Ended December 31,
2014
(in thousands)
Net revenue
United States	$674,079
All other countries	257,928
Total	$932,007

The table below presents property and equipment, net, by geographic area.

December 31, 2014
(in thousands)
Long-lived assets
United States	$106,816
All other countries	5,016
Total	$111,832

18.	Subsequent Events

As previously announced, on February 12, 2015, the Company, Expedia, Inc., (“Expedia”), and Xeta, Inc., an indirect wholly owned subsidiary of Expedia (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).

The Merger Agreement provides, subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company (the “Merger”) among other things and, with the Company surviving the Merger as an indirect wholly owned subsidiary of Expedia. At the effective time of the Merger (the “Effective Time”), each share of common stock of the Company outstanding immediately prior to the Effective Time (other than any shares owned by the Company, Expedia, Merger Sub or Merger Sub’s direct parent or any dissenting shares) will be automatically converted into the right to receive $12.00 in cash, without interest.

The Board of Directors of the Company by a unanimous vote of directors present approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The closing of the Merger is subject to the adoption of the Merger Agreement by the affirmative vote of holders of a majority of the outstanding shares of common stock of the Company. The closing of the Merger is also subject to various customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other regulatory clearances, the absence of any governmental order prohibiting the consummation of the transactions contemplated by the Merger Agreement, the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifications) and compliance with the covenants and agreements in the Merger Agreement in all material respects.
The Merger Agreement contains certain termination rights, including the right of the Company to terminate the Merger Agreement to accept a superior proposal (subject to compliance with certain notice and other requirements). The Merger Agreement provides that, in connection with termination of the Merger Agreement by the Company or Expedia upon specified conditions, the Company will be required to pay to Expedia a termination fee of $57.5 million. If the Merger Agreement is terminated as a result of the failure to obtain competition law approvals or a legal prohibition related to competition law matters, a termination fee of $115.0 million will be payable by Expedia to the Company, subject to certain limitations. In addition, subject to certain exceptions and limitations, the Company or Expedia may terminate the Merger Agreement if the Merger is not consummated by August 12, 2015 (or as such date may be extended pursuant to the terms of the Merger Agreement).

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Quarterly Financial Data (Unaudited)
The following tables present certain unaudited consolidated quarterly financial information.

	Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
	(in thousands, except per share data)
Net revenue	$220,564	$253,135	$248,053	$210,255
Cost and expenses	198,582	227,510	224,547	199,358
Operating income	21,982	25,625	23,506	10,897
Net income/(loss)	7,296	9,037	6,881	(5,934)
Basic net income/(loss) per share	$0.07	$0.08	$0.06	$(0.05)
Diluted net income/(loss) per share	$0.06	$0.08	$0.06	$(0.05)

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Guarantor and Non-Guarantor Supplemental Financial Information

On September 17, 2015, Expedia, Inc., a Delaware corporation (“ Expedia ”), Xeta, Inc., an indirect wholly owned subsidiary of Expedia (“Merger Sub”), and Orbitz Worldwide, Inc., a Delaware corporation (“Orbitz”), completed the previously announced merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of February 12, 2015 (the “Merger Agreement”), by and among Expedia, Merger Sub and Orbitz. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Orbitz, with Orbitz continuing as the surviving entity and as an indirect wholly owned subsidiary of Expedia.
On December 8, 2015, Expedia completed its private placement of $750 million aggregate principal amount of 5.000% senior unsecured notes due February 2026 (the “Notes”). The Notes were issued pursuant to an indenture dated as of December 8, 2015 (the “Indenture”), by and among Expedia, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.
In accordance with the terms of the Indenture, the Notes are guaranteed by certain of Expedia’s domestic subsidiaries, including Orbitz and certain of its 100 percent owned domestic subsidiaries. Such guarantees are full, unconditional and joint and several with the exception of certain customary automatic subsidiary release conditions.
Pursuant to a registration rights agreement dated as of December 8, 2015 (the “Registration Rights Agreement”) among Expedia, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several initial purchasers of the Notes, Expedia agreed to use commercially reasonable best efforts to (i) file an exchange offer registration statement with respect to an offer to exchange the Notes and the guarantees thereof for substantially identical Notes and guarantees that are registered under the Securities Act of 1933, as amended (the “Securities Act” and such offer, the “Exchange Offer”); (ii) cause the Exchange Offer registration statement to become effective; and (iii) consummate the Exchange Offer or, if required in lieu thereof, file a shelf registration statement and have it declared effective, in each case, within 365 days of issuance of the Notes. If Expedia fails to satisfy certain of its obligations under the Registration Rights Agreement (a “Registration Default”), it will be required to pay additional interest of 0.25% per annum to the holders of the Notes until such Registration Default is cured.
In contemplation of the registration of the Notes, the Company has prepared certain condensed consolidated financial information shown below in compliance with the requirements of S-X Rule 3-10(g) to reflect Orbitz and certain of its 100 percent owned domestic subsidiaries being guarantors of the Notes. In this financial information the guarantor subsidiaries account for investments in their wholly-owned subsidiaries using the equity method.

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statement of Operations
Year ended December 31, 2014
(in thousands)

	Guarantor	Non-Guarantor	Eliminations	Consolidated

Net revenue	$696,621	$235,386	$—	$932,007
Cost and expenses:
Cost of revenue	141,449	38,325	—	179,774
Selling, general and administrative	182,987	95,215	—	278,202
Marketing	218,628	115,844	—	334,472
Depreciation and amortization	55,357	2,192	—	57,549
Total operating expenses	598,421	251,576	—	849,997
Operating income / (loss)	98,200	(16,190)	—	82,010
Other expense:
Net interest expense	(28,902)	(6,310)	—	(35,212)
Other expense	(2,237)	—	—	(2,237)
Total other expense	(31,139)	(6,310)	—	(37,449)
Income / (loss) before income taxes	67,061	(22,500)	—	44,561
Provision / (benefit) for income taxes	23,170	4,111	—	27,281
Equity in losses of consolidated subsidiaries	(26,611)	—	26,611	—
Net income (loss)	$17,280	$(26,611)	$26,611	$17,280

Comprehensive income (loss) attributable to Orbitz Worldwide, Inc.	$23,930	$(19,961)	$19,961	$23,930

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Balance Sheet
December 31, 2014
(in thousands)

	Guarantor	Non-Guarantor	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$87,889	$100,593	$—	$188,482
Accounts receivable, net	81,463	35,977	—	117,440
Prepaid expenses	7,120	2,919	—	10,039
Due from Travelport, net	13,490	2,021	—	15,511
Other current assets	15,940	1,620	—	17,560
Total current assets	205,902	143,130	—	349,032
Property and equipment, net	106,816	5,016	—	111,832
Goodwill	351,098	—	—	351,098
Trademarks and trade names	83,065	6,825	—	89,890
Other intangible assets, net	1,300	—	—	1,300
Intercompany receivable, non-current	168,178	—	(168,178)	—
Deferred income taxes, non-current	132,220	3,587	—	135,807
Restricted cash	69,246	28,564	—	97,810
Other non-current assets	38,235	965	—	39,200
Total Assets	$1,156,060	$188,087	$(168,178)	$1,175,969

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$11,606	$2,348	$—	$13,954
Accrued merchant payable	331,120	34,942	—	366,062
Accrued expenses	130,024	28,730	—	158,754
Deferred income	28,841	11,975	—	40,816
Term loan, current	25,871	—	—	25,871
Other current liabilities	799	745	—	1,544
Total current liabilities	528,261	78,740	—	607,001
Term loan, non-current	421,879	—	—	421,879
Intercompany liabilities, non-current	—	168,178	(168,178)	—
Commitment to fund	59,463	—	(59,463)	—
Tax sharing liability	61,289	—	—	61,289
Other non-current liabilities	14,070	632	—	14,702
Total Liabilities	1,084,962	247,550	(227,641)	1,104,871
Total Shareholders' Equity	71,098	(59,463)	59,463	71,098
Total Liabilities and Shareholders' Equity	$1,156,060	$188,087	$(168,178)	$1,175,969

ORBITZ WORLDWIDE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidated Statement of Cash Flows
Year ended December 31, 2014
(in thousands)

	Guarantor	Non-Guarantor	Eliminations	Consolidated

Operating activities:
Net cash provided by (used in) operating activities	$162,976	$(13,477)	$—	$149,499
Investing activities:
Property and equipment additions	(48,297)	(2,834)	—	(51,131)
Acquisitions, net of cash acquired	(10,000)	—	—	(10,000)
Changes in restricted cash	2,140	15,204	—	17,344
Contributions from (distributions to) related party, net	(49,188)	—	49,188	—
Net cash used in (provided by) investing activities	(105,345)	12,370	49,188	(43,787)
Financing activities:
Payments on and retirements of term loans	(445,500)	—	—	(445,500)
Issuance of long-term debt, net of issuance costs	443,256	—	—	443,256
Employee tax withholdings related to net share
settlements of equity-based awards	(7,217)	—	—	(7,217)
Proceeds from exercise of employee stock options	467	—	—	467
Payments on tax sharing liability	(14,375)	—	—	(14,375)
Contributions from (distributions to) related party, net	—	49,188	(49,188)	—
Net cash used in (provided by) financing activities	(23,369)	49,188	(49,188)	(23,369)
Effects of changes in exchange rates on cash and cash equivalents	—	(11,246)	—	(11,246)
Net increase in cash and cash equivalents	34,262	36,835	—	71,097
Cash and cash equivalents at beginning of period	53,627	63,758	—	117,385
Cash and cash equivalents at end of period	$87,889	$100,593	$—	$188,482